As filed with the Securities and Exchange Commission on October 10, 1996

                                           Registration No. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 BENIHANA INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                    65-0538630
(State or other jurisdiction                (I.R.S. employer
of incorporation or organization)           identification no.)

8685 Northwest 53rd Terrace
Miami, Florida                              33166
(Address of principal executive offices)    (Zip Code)
                       1996 Class A Stock Option Plan
                    Benihana Incentive Compensation Plan
                         (Full title of the plans)

                             Joel A. Schwartz
                              Benihana Inc.
                        8685 Northwest 53rd Terrace
                           Miami, Florida 33166
                  (Name and address of agent for service)

                               (305) 593-0770
        Telephone number, including area code, of agent for service

                                 Copy to:
                        Herschel S. Weinstein, Esq.
                Dornbush Mensch Mandelstam & Schaeffer, LLP
                              747 Third Avenue
                         New York, New York  10017
                               (212) 759-3300


                      CALCULATION OF REGISTRATION FEE

                                                           Proposed                 Proposed
                                                            Maximum                  Maximum                  Amount of
Title of Securities to             Amount to be              Price                  Aggregate                Registration
be registered                       Registered            Per Share*             Offering Price*                 Fee
----------------------          -------------------  --------------------- ---------------------------  ----------------------
Class A Common Stock,
par value $.10 per share        400,000 shares              $ 9.1875               $3,675,000                 $ 1,267.24
============================== ===================== ===================== ===========================  ======================

 * Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the closing price of the Class A Common Stock of Benihana Inc. as reported on the NASDAQ National Market System on October 7, 1996.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference.

                  The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

                           (a)      The Annual Report of Benihana Inc.
                  (the "Company") for the fiscal year ended
                  March 31, 1996 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934.

                           (b) All other reports of the Company  filed  pursuant
                  to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended March 31, 1996.

                           (d) The Registration  Statement of Benihana  National
                  Corp., a predecessor of the Company on Form 8-A registering the Class A Stock under Section 12 of Securities Exchange Act of 1934, which contains a description of the Class A Common Stock.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

                  Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

                  Darwin C. Dornbush, a partner in Dornbush Mensch Mandelstam & Schaeffer, LLP., counsel to the Company, is a director of the Company and owns, beneficially and of record, 1,000 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock") and options to purchase 12,500 shares of the Common Stock. Mr. Dornbush is also a trustee of a voting trust which is the record owner of all of the issued and outstanding stock of Benihana of Tokyo Inc., a New York corporation ("BOT") which owns, beneficially and of record, of 1,838,405 shares of the Common Stock and 2,000 shares of the Company's Series A Convertible Preferred Stock, which is convertible into 300,000 shares of the Company's Class A Common Stock, par value $.10 (the "Class A Stock").

Item 6.           Indemnification of Directors and Officers.

                   Under Section 145 of the Delaware General Corporation Law, subject to various exceptions and limitations, the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except, in the case of an action by or in the right of the Company to procure a judgment in its favor, as to any matter in which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty. The Company is required to indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith. In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its shareholders for negligent breaches of such directors' fiduciary duties in certain circumstances. The foregoing statement is qualified in its entirety by the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law.

                  The Company's Certificate of Incorporation and By-Laws contain provisions with respect to the indemnification of directors and officers which provide for indemnification to the full extent provided by Delaware law as described above and which eliminate the liability of directors for negligent breaches of their fiduciary duties to the Company in certain circumstances to the full extent permitted by the Delaware General Corporation Law.

                  The Company carries an officers' and directors' liability insurance policy which provides for payment of expenses of the Company's officers and directors in connection with certain threatened, or completed, actions, suits and proceedings against them in their capacities as officers and directors, in accordance with the Company's By-Laws and the General Corporation Law of Delaware.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

                   4.01  -    The Company's 1996 Class A Stock Option Plan
                              (Incorporated herein by reference to Schedule
                              A to the Company's Proxy Statement for its Annual Meeting held on July 19, 1996).

                   4.02  -    Form of Stock Option Agreement under the
                              Company's 1996 Class A Stock Option Plan.

                   4.03  -    The Benihana Incentive Compensation Plan.
                              (Incorporated herein by reference to
                              Exhibit   10.12  to  the   Company's
                              Annual  Report  on Form 10-K for the
                              Fiscal Year ended March 31, 1996.)

                   5.01  -    Opinion of Dornbush Mensch Mandelstam &
                              Schaeffer, LLP.

                  23.01  -    Consent of Dornbush Mensch Mandelstam &
                              Schaeffer, LLP (included in Exhibit 5.01).

                  23.02  -    Consent of Deloitte & Touche LLP.

                  24.01  -    Power of Attorney (included in signature
                              page).

Item 9.           Undertakings.

                  (a)      The undersigned Company hereby undertakes:

                           (1)    To file, during any period in which offers or
sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           (2)    That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)   To remove from registration by means of a post-
effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                                SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami and State of Florida, on the 11th day of September, 1996.


                                               BENIHANA, INC.



                                          By:  /s/ Joel A. Schwartz
                                               ----------------------------
                                               Joel A. Schwartz, President

                            POWER OF ATTORNEY


                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rocky H. Aoki and Joel A. Schwartz and Darwin C. Dornbush, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.


                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURE                TITLE                            DATE


PRINCIPAL EXECUTIVE
OFFICER:




 /s/Rocky H. Aoki          Chairman, Chief                September 11, 1996
-----------------------    Executive Officer
    Rocky H. Aoki          and Director



PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:




/s/Michael Burris           Vice President-               September 11, 1996
-----------------------     Finance
   Michael Burris

DIRECTORS:




/s/Joel A. Schwartz         President and a             September 11, 1996
-----------------------     Director
   Joel A. Schwartz



/s/Taka Yoshimoto           Executive Vice              September 11, 1996
-----------------------     President-Operations
   Taka Yoshimoto           and a Director



/s/Irwin K. Chapman         Director                    September 12, 1996
-----------------------
   Irwin K. Chapman




/s/Robert B. Greenberg      Director                    September 12, 1996
------------------------
  Robert B. Greenberg




/s/John E. Abdo             Director                    September 12, 1996
------------------------
   John E. Abdo




/s/Darwin C. Dornbush       Director                    September 13, 1996
------------------------
  Darwin C. Dornbush

                                 EXHIBIT INDEX

Exhibit                                                         Consecutively
Number                      Exhibit                             Numbered Page


 4.02  -          Form of Stock Option Agreement under                9
                  the Company's 1996 Class A Stock
                  Option Plan.


 5.01  -          Opinion of Dornbush Mensch Mandelstam              13
                  & Schaeffer, LLP.


23.02  -          Consent of Deloitte & Touche LLP.                  14

                                                                 EXHIBIT 4.02

                              BENIHANA INC.


                STOCK OPTION AGREEMENT FOR OPTIONS GRANTED

                      1996 CLASS A STOCK OPTION PLAN


                  STOCK OPTION AGREEMENT, made and entered into as of the
    day of     , 199  (the "Date of Grant") by and between BENIHANA
INC., a Delaware corporation (the "Company") and , an employee of the Company (the "Option Holder").

                  Attached hereto as Exhibit A is a true and correct copy of the Company's 1996 Class A Stock Option Plan (the "Plan"). This Agreement is subject, in all respects, to the terms of the Plan, which has been duly adopted by the Board of Directors of the Company.

                  NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the parties hereto agree as follows:

                           1.  OPTION GRANT.   Subject to the terms and
conditions of the Plan, the Company grants to the Option Holder an option (the "Option") to purchase shares (subject to adjustment as provided in paragraph 10 of this Agreement) of the Company's Class A Common Stock, par value $.10 a share (the "Class A Stock"). It is intended that the Options granted hereby be "Incentive Stock Options" as defined in the Internal Revenue Code of 1986, as amended.

                           2.  OPTION PRICE.  The Option exercise price of the
shares of Class A Stock covered by the Option shall be $ per share subject to adjustment as provided in paragraph 10 of this Agreement (the "Option Price").

                           3.  TIME OF EXERCISE.  The Option may be exercised
prior to its  expiration  from time to time and at any time or times  commencing
(a) with respect to one-third (1/3) of the shares covered thereby (rounded down to a whole number of shares), on the date hereof, (b) with respect to an additional one-third (1/3) of the shares covered thereby (rounded down to a whole number of shares), on the first anniversary of the date hereof, and (c) with respect to the balance of the shares covered thereby, on the second anniversary of the date hereof, subject however, to the provisions of Paragraphs 8 and 9 of this Agreement as to earlier expiration of the Option by reason of the Option Holder's death or termination of employment and subject to the provisions of Paragraph 18 of this Agreement with respect to stockholder approval. No omission to exercise the Option with respect to any shares shall result in the lapse of the Option with respect thereto until the Option has expired as provided in this Agreement.

                           4.  EXPIRATION OF OPTION.  Subject to the provisions
of paragraphs 8 and 9 of this Agreement, the Option shall expire at 5:00 P.M. (New York City time) ten (10) years from the date hereof.

                           5.  MANNER OF EXERCISING OPTION.  The Option is
exercisable only by written notice to the Company substantially in the form of that attached to this Agreement as Exhibit B. Such notice shall be accompanied by a certified or cashier's check, or postal or express money order payable to the Company in payment of the full Option Price for the number of Shares as to which the Option is being exercised; provided, however, that in lieu of payment in full in cash, the Option Holder may,

                  (i) with the approval of the committee of the Company's Board of Directors charged with administration of the Plan (the "Committee"), pay the Option Price (or balance thereof) by tendering to the Company shares of the Company's Class A Stock owned by the Option Holder and having a fair market value (as determined by the Committee in its absolute discretion) equal to the cash Option Price (or balance thereof) for the number of Shares as to which the Option is being exercised; or

                  (ii) with the approval of the Committee, be entitled to pay the Option Price by tendering to the Company cash and an interest bearing promissory note (the "Note") in accordance with the provisions of Section 9(b) of the Plan.

                           6.  RIGHTS AS A STOCKHOLDER.  The Option Holder
shall have no rights as a stockholder with respect to any shares covered by the Option until the issuance of a certificate or certificates to him for such shares. No adjustments shall be made for dividends or other rights for which the record date is prior to the date of issuance of such certificate or certificates.

                           7.  NON-ASSIGNABILITY.  During the lifetime of the
Option Holder, the Option may be exercised only by him, and the Option evidenced by this Agreement is not assignable or transferable except by will, by the laws of descent and distribution or to members of an Option Holder's immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners. A transferred Option shall be subject to all of the same terms and conditions (including the restrictions on assignment contained in this Paragraph 7) as if such Option had not been transferred.

                           8.  TERMINATION OF EMPLOYMENT.  No option granted
under the Plan shall be exercisable after the date of the Option Holder's termination of employment from the Company or a subsidiary for any reason other than death, except that an Option may be exercised at any time within three months after the termination of employment, but in each case prior to the expiration of the term of the Option, with respect to any or all shares for which the Option Holder could have exercised prior to the date of termination. Nothing in this Agreement, or the Option, shall confer on the

Option Holder any right to continue in the employ of or perform services for the Company or any subsidiary, or interfere in any way with the right of the Company or any subsidiary to terminate the Option Holder's employment or services at any time.

                           9.  DEATH OF OPTION HOLDER.  In the event of the
death of the Option Holder while an employee of the Company or a subsidiary, the Option may be exercised, to the extent of the number of shares to which the deceased Option Holder could have exercised it on the date of his death, by the deceased's estate, a personal representative or a beneficiary who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Option Holder, at any time prior to the Option expiration date or three months from the date of the appointment of a personal representative for the Option Holder, whichever is earlier.

                           10.  CAPITAL ADJUSTMENTS.  The number of shares of
Class A Stock covered by the Option, and the Option Price thereof, shall be subject to such adjustment as the Board or the Committee may deem appropriate to reflect any stock dividend, stock split, share combination, exchange of shares, recapitalization, liquidation or the like, of or by the Company. In the event the Company is merged or consolidated with another corporation (but subject to any required action by stockholders), the Option shall pertain to the securities to which a holder of the number of shares of Class A Stock subject to the Option would have been entitled pursuant to such merger or consolidation.

                           11.  RESTRICTION ON EXERCISE.  If at any time the
Board or the Committee determines that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Option or the issue or purchase of such shares hereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee, and any delay caused thereby shall in no way affect the date of expiration of the Option. The Option Holder shall have no rights against the Company if the Option is not exercisable or its exercise is delayed by virtue of the foregoing sentence.

                           12.  WITHHOLDING TAXES.  The Company shall have the
right to require the Option Holder to remit to the Company an amount sufficient to satisfy all applicable withholding tax requirements prior to the delivery of any certificate or certificates for shares purchased by the Option Holder upon exercise of the Option.

                           13.  AMENDMENTS.  This Agreement shall be subject to
any duly authorized amendments to the Plan, to the extent and as provided in Section 13 of the Plan.

                           14.  NOTICE.  Notices under this Agreement shall be
in writing and, if to the Company, shall be delivered personally to the Secretary or any Assistant Secretary of the Company or mailed to the then principal office of the Company, addressed to the attention of the Secretary and, if to the Option Holder, shall be delivered personally or mailed to the Option Holder at his address as the same shall appear on the records of the Company.

                           15.  INTERPRETATION.  All decisions and
interpretations made by the Board or the Committee with regard to any question arising under this Agreement, or under the Plan, shall be binding and conclusive on the Company and the Option Holder.

                           16.  SUCCESSORS AND ASSIGNS.  This Agreement shall
be binding upon and inure to the benefit of the parties hereto, the successors and assigns of the Company and, to the extent provided in paragraphs 7 and 9 of this Agreement, the estate, personal representatives and beneficiaries of the Option Holder.

                           17.  TAX CONSEQUENCES.  The Option Holder shall
consult his own tax advisers regarding the tax consequences to him of any particular exercise of the Option or sale of Option shares.


                  IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Option Holder has duly signed this Agreement all on the day and year first above written.



                                              BENIHANA INC.


                                       By: ---------------------------
                                              Vice President
ACCEPTED AND AGREED:



---------------------------
            , Option Holder

                                                               EXHIBIT 5.01

          [Letterhead of Dornbush Mensch Mandelstam & Schaeffer, LLP]



                                                      October 10, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                   Benihana Inc.
                   Registration Statement on Form S-8
                   ----------------------------------

Gentlemen:

         We have been requested by Benihana Inc., a Delaware corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 400,000 shares (the "Shares") of the Company's Class A Common Stock, par value $.10, 300,000 of which may be issued by the Company pursuant to the Company's 1996 Class A Stock Option Plan (the "Plan") which was approved by the stockholders of the Company at its Annual Meeting of Stockholders held July 19, 1996, and 100,000 of which are reserved for issuance pursuant to the stock purchase provision of the Benihana Incentive Compensation Plan (the "Compensation Plan") adopted by the Board of Directors of the Company on March 20, 1996.

         In connection with this opinion, we have examined the Company's Certificate of Incorporation and By-laws, the Plan, the Compensation Plan, copies of the records of corporate proceedings of the Company, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the Plan and the Compensation Plan, respectively, will be legally issued, fully paid and non-assessable.

         We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,




                                    DORNBUSH MENSCH MANDELSTAM & SCHAEFFER, LLP

                                                                EXHIBIT 23.02









                          Independent Auditors' Consent




         We consent to the incorporation by reference in the Registration Statement of Benihana Inc. on Form S-8 of our report dated May 3, 1996 appearing in the Annual Report on Form 10-K of Benihana Inc. for the year ended March 31, 1996.







                                            Deloitte & Touche LLP
                                            Miami, Florida
                                            October 8, 1996